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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                             AMBASSADORS GROUP, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    023177108
                                 (CUSIP Number)

                                DECEMBER 31, 2004
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [ ]  Rule 13d-1(b)

   [X]  Rule 13d-1(c)

   [ ]  Rule 13d-1(d)

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.  023177108
--------------------------------------------------------------------------------

   1.   Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).
        Peter V. Ueberroth
        ------------------------------------------------------------------------

   2.   Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)  [ ]
        ------------------------------------------------------------------------
        (b)  [ ]
        ------------------------------------------------------------------------

   3.   SEC Use Only
        ------------------------------------------------------------------------

   4.   Citizenship or Place of Organization
        United States
        ------------------------------------------------------------------------

            5.   Sole Voting Power
                 67,500 shares
                 ---------------------------------------------------------------

Number of   6.   Shared Voting Power
Shares           994,968 shares
Beneficially     ---------------------------------------------------------------
Owned by
Each        7.   Sole Dispositive Power
Reporting        67,500 shares
Person With:     ---------------------------------------------------------------

            8.   Shared Dispositive Power
                 994,968 shares
                 ---------------------------------------------------------------

   9.   Aggregate Amount Beneficially Owned by Each Reporting Person
        1,062,468 shares
        ------------------------------------------------------------------------

   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
        ------------------------------------------------------------------------

   11.  Percent of Class Represented by Amount in Row (9)
        10.5%
        ------------------------------------------------------------------------

   12.  Type of Reporting Person (See Instructions)
        IN
        ------------------------------------------------------------------------

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ITEM 1.
        (a) Name of Issuer
            Ambassadors Group, Inc.
            --------------------------------------------------------------------
        (b) Address of Issuer's Principal Executive Offices
            110 South Ferrall Street, Spokane, Washington 99202
            --------------------------------------------------------------------

ITEM 2.
        (a) Name of Person Filing
            Peter V. Ueberroth
            --------------------------------------------------------------------
        (b) Address of Principal Business Office or, if none, Residence
            1071 Camelback Street, Newport Beach, CA 92660
            --------------------------------------------------------------------
        (c) Citizenship
            United States
            --------------------------------------------------------------------
        (d) Title of Class of Securities
            Common Stock
            --------------------------------------------------------------------
        (e) CUSIP Number
            023177108
            --------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

        (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

        (e)  [ ]  An investment adviser in accordance with
                  Section 240.13d-1(b)(1)(ii)(E);

        (f)  [ ]  An employee benefit plan or endowment fund in accordance with
                  Section 240.13d-1(b)(1)(ii)(F);

        (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j)  [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

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ITEM 4. OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned:
             1,062,468 shares
             -------------------------------------------------------------------

         (b) Percent of class:
             10.5%
             -------------------------------------------------------------------

         (c) Number of shares as to which the person has:

             -------------------------------------------------------------------

             (i)   Sole power to vote or to direct the vote
                   67,500 shares
                   -------------------------------------------------------------

             (ii)  Shared power to vote or to direct the vote
                   994,968 shares
                   -------------------------------------------------------------

             (iii) Sole power to dispose or to direct the disposition of
                   67,500 shares
                   -------------------------------------------------------------

             (iv) Shared power to dispose or to direct the disposition of 994,968 shares
                   -------------------------------------------------------------

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        Of the 1,062,468 shares beneficially owned by Peter V. Ueberroth, 994,968 shares are held in a family trust of which Mr. Ueberroth is a co-trustee. Such other persons have the right to receive dividends from, and proceeds from the sale of, such securities.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Not applicable.

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ITEM 10. CERTIFICATION

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 3, 2005.


                                         PETER V. UEBERROTH


                                         By:       /s/ Peter V. Ueberroth
                                             -----------------------------------



        Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).